Exhibit 99.2

Salem Five Bank and Georgetown Frequently Asked Questions

subject to final regulatory approval

1.	Will there be a job for me at Georgetown or will my position be eliminated?
2.	Why did Georgetown decide to merge with Salem Five?
3.	How long will the merger take?
4.	Will the Georgetown name change?
5.	What will the new management reporting structure look like?
6.	If my position is eliminated, will I receive a severance package?
7.	If my role changes and it’s not what I want to do, what other options are available to me?
8.	Will my pay change as a result of this merger (base compensation, bonus, commission, etc.)?
9.	Will Georgetown employees still be eligible for a 2017 salary review and potential increase?
10.	How will my benefits be impacted?
11.	What will happen to the ESOP Plan?
12.	What is the culture of the new company and will it be a fit for me?
13.	What policies and procedures will be changing?
14.	Will the main office administrative staff be required to commute farther or relocate?
15.	Will any branches close?
16.	What do I say to customers?
17.	How should we answer the phone?
18.	How can I learn more about Salem Five?
19.	When will we meet the other staff from Salem Five?
20.	What will change and what will stay the same?
21.	Who should we contact if we have questions?
22.	What should I do if someone from the media calls to ask questions?

1.	Will there be a job for me at Georgetown or will my position be eliminated?

Neither management team is seeking to make any immediate changes. There may be efficiencies that can be gained over time. However, those will only be determined after careful consideration together with Georgetown management and prior notice to the employee wherever possible. Salem Five has many opportunities and we will include Georgetown employees on all internal job postings.

2.	Why did Georgetown decide to merge with Salem Five?

This decision marks the beginning of a new phase of growth for Georgetown Bank and is the result of much deliberation and planning over a period of many months. We believe that merging with Salem Five will result in growth opportunities for our employees and the ability to offer our customers an even greater array of products and services.

3.	How long will the merger take?

This merger will take place in two phases.

Since the transaction is subject to state and federal regulatory approvals, Phase 1, the “Approval” phase, begins today and will continue until the proposed merger receives Georgetown shareholder and regulatory approval. We anticipate that this will occur in the first

Salem Five Bank and Georgetown Frequently Asked Questions

subject to final regulatory approval

quarter of 2017 and conclude on the legal “Closing Date.” This is the date that Georgetown Employees will become Salem Five employees and there will be a transition of our payroll and benefits, even though we will continue to operate as “Georgetown Bank, a Division of Salem Five Bank.”

Phase 2, the “Integration” phase will begin on the Closing Date, and last until the core systems and organizations are fully integrated. We anticipate this to be completed in March of 2018.

4.	Will the Georgetown name change?

Following the Closing Date, we will be known as “Georgetown Bank, a Division of Salem Five Bank.” Once the integration is completed in 2018, the name will officially change to Salem Five Bank.

5.	What will the new management reporting structure look like?

After the Closing Date, the Georgetown executive management will report to their Salem Five counterparts. Some Georgetown Bank departments will begin new reporting relationships more quickly than others, based on business needs. These changes will be announced as soon as they are finalized. Any changes that could occur during the Integration phase will be done through a careful evaluation of the position and understanding its impact to the customer and the employee.

6.	If my position is eliminated, will I receive a severance package?

Yes. A severance package will be available to employees whose positions are eliminated as result of the merger, up to 12 months following completion of the Integration phase. These employees will be offered severance that provides 2 weeks’ pay per year of employment with a minimum of 4 weeks’ pay up to a maximum of 26 weeks.

7.	If my role changes and it’s not what I want to do, what other options are available to me?

Salem Five has many opportunities and employees are welcome to explore open positions. If an employee’s role does change and an employee is not happy, they should speak with their manager or human resources.

8.	Will my pay change as a result of this merger (base compensation, bonus, commission, etc.)?

Salem Five will not be reducing base compensation of any employee. Over time as incentive plans are aligned with Salem Five they will change. While the organizations will be operating separately in 2017, the compensation plans for incentives, commission and bonus will also remain separate. Going forward if there are any negative consequences, they will be carefully reviewed and discussed.

9.	Will Georgetown employees still be eligible for a 2017 salary review and potential increase?

Yes. Georgetown will complete its standard management performance and salary review process in November/December 2016.

Salem Five Bank and Georgetown Frequently Asked Questions

subject to final regulatory approval

10.	How will my benefits be impacted?

All benefits will continue to be provided by Georgetown until the Closing Date, when we will transition to Salem Five’s benefit plans, programs and payroll system. Length of service with Georgetown will be honored in the calculation of benefits. Salem Five is a Mutual and therefore a stock benefit plan does not exist. Prior to any benefit transition, you will be provided with comprehensive information about the Salem Five benefit structure.

11.	What will happen to the ESOP?

Early in 2017, eligible employees will receive a 2016 contribution to their ESOP account as in previous years. On the Closing Date, the ESOP Plan will be terminated, employees will become fully vested in their shares, and the shares will be converted to cash at the merger price of $26.00 per share in accordance with the ESOP documents and IRS requirements. As a result, eligible ESOP participants will also be awarded an additional portion of any unallocated shares that remain outstanding in the ESOP after the ESOP repays its loan to Georgetown Bancorp.

12.	What is the culture of the new company and will it be a fit for me?

Georgetown and Salem Five are very similar in their culture and values. Salem Five and Georgetown have strong support for their employees, customers and communities.

13.	What policies and procedures will be changing?

Georgetown will continue to operate under current policies and practices until the Closing Date, when we will then be operating under Salem Five policies and procedures.

14.	Will the main office administrative staff be required to commute farther or relocate?

No, not at this time. Since the integration will be complete in March 2018, we do not envision changes to occur in the near term. If a role changes or an employee accepts a position at an alternate Salem Five location, then an employee would work out of the location associated with that role.

15.	Will any branches close?

Georgetown has a strong branch network that will compliment Salem Five as we expand further into the Merrimack Valley and Southern, NH. There is only one location where there is an overlap of branches, in North Andover. It has not yet been determined which location will best serve our customers. This merger is about growth and offering customers enhanced services. The Georgetown branches provide Salem Five with the opportunity to continue to expand its footprint. Affected employees will be given every opportunity to continue their employment within the organization.

16.	What do I say to customers who call?

There are no changes for the customers and they should continue to work with their Georgetown representatives. This is an opportunity for Georgetown to continue to service customers and the community by joining with an organization with similar history and high standards of integrity. During the Integration phase, we will keep you informed of any changes

Salem Five Bank and Georgetown Frequently Asked Questions

subject to final regulatory approval

to procedures or policies. Customers of either institution will not be able to fully utilize branches of the other location until the integration is completed in March 2018.

17.	How should we answer the phone?

You should continue to answer the phone as you do today. Any changes to that will be made over time and will be based on what is in the best interest of the customers.

18.	How can I learn more about Salem Five?

Salem Five’s website www.salemfive.com provides information on our many products and services. We will hold informational sessions with employees.

19.	When will we meet the other staff from Salem Five?

We will hold an event on Wednesday, October 12, 2016 at the Black Swan Country Club in Georgetown at 5PM to give employees the opportunity to meet senior management.

20.	What will change and what will stay the same?

It is still too early to know exactly what will change and when. However, it is the intention of management to ensure a smooth integration accomplished through a collaborative effort.

21.	Who should we contact if we have questions?

Continue to talk with your manager and follow the same process that you do today to address your questions or concerns.

22.	What should I do if someone from the media calls to ask questions?

All calls must be directed to Bob Balletto.

# # #

These FAQs do not constitute a solicitation of proxies.

Georgetown Bancorp, Inc. will provide its shareholders with a proxy statement and other relevant documents concerning the proposed transaction. Shareholders of Georgetown Bancorp are urged to read the proxy statement and any amendments or supplements to those documents, because they will contain important information which should be considered before making any decision regarding the transaction. Shareholders of Georgetown Bancorp will also be able to obtain a copy of the proxy statement, without charge, when it becomes available, by directing a request to:

Robert E. Balletto

President and Chief Executive Officer

Georgetown Bancorp, Inc.

2 East Main Street

Georgetown, MA 01833

Georgetown Bancorp, Inc. and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Georgetown Bancorp in connection with the merger. Information about the directors and executive officers of Georgetown Bancorp, their ownership of Georgetown

Salem Five Bank and Georgetown Frequently Asked Questions

subject to final regulatory approval

Bancorp common stock along with additional information regarding the interests of such participants in the transaction and any agreements with such persons to vote shares of Georgetown Bancorp for approval of this merger with Salem Five will be contained in the proxy statement when it becomes available.

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